                                                                    EXHIBIT 4.11

                                AMENDMENT NO. 2
                                      AND
                                  WAIVER NO. 2
                                       TO
                                CREDIT AGREEMENT

    AMENDMENT NO. 2 and WAIVER NO. 2 (this "AMENDMENT"), dated as of March 30, 2001, to the Credit Agreement, dated as of September 18, 2000, by and between META GROUP, INC., a Delaware corporation (the "BORROWER") and THE BANK OF NEW YORK (the "BANK"), as amended by Amendment No. 1 and Waiver No. 1 ("AMENDMENT NO. 1"), dated as of December 11, 2000 (as so amended, the "CREDIT AGREEMENT").

                                    RECITALS

    A. Capitalized terms used herein which are defined in the Credit Agreement shall have the meanings therein defined.

    B. The Borrower has requested that the Bank (i) waive violations of certain covenants which have occurred prior to the date hereof, and (ii) amend the financial covenants for the fiscal year of the Borrower ending on December 31, 2001, and, subject to the terms and conditions set forth herein, the Bank is willing to agree to the foregoing.

    In consideration of the covenants, conditions and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are acknowledged, it is agreed as follows:

    I.  STANDSTILL

        (i) Notwithstanding anything contained herein to the contrary, the Bank and the Borrower agree that the Borrower shall not request, and the Bank shall not make, any Loans, during the period (the "STANDSTILL PERIOD") commencing on the date of this Amendment and ending on the date which is fifteen (15) days after the date of this Amendment.

        (ii) The Borrower agrees that, during the Standstill Period, members of the senior management of the Borrower will meet with representatives of the Bank and will provide the Bank with financial information with respect to the fiscal quarter of the Borrower ending on March 31, 2001, such financial information to be in form and substance sufficient for the Bank to have a preliminary understanding of the Borrower's financial results for such fiscal quarter.

        (iii) If the Borrower fails to comply with the terms of the immediately preceding subsection (ii) during the initial Standstill Period, then the Standstill Period shall be automatically extended until such time as the Borrower has so complied.

    II.  AMENDMENTS

        1. Section 1.1 of the Credit Agreement is amended by amending the definition of APPLICABLE MARGIN, by deleting "1.75%" and inserting in place thereof "2.00%".

        2. Section 7.1 of the Credit Agreement is amended by re-lettering the existing paragraph "(d)" to be paragraph "(f)", and inserting new paragraphs "(d)" and "(e)" as follows:

           (d) As soon as available, but in any event within 45 days after the end of each month, an accounts receivable aging as of the end of such month, in form and substance reasonably satisfactory to the Bank.

           (e) As soon as available, but in any event within 5 days after receipt thereof by the Borrower, a copy of the "management letter" issued by Deloitte and Touche in connection with the financial statements specified in paragraph (a) of this Section with respect to the fiscal year of the Borrower ended on December 31, 2000.

        3. Section 7.11 of the Credit Agreement is amended and restated in its entirety, as follows:

        7.11  FINANCIAL COVENANTS

           (a) LEVERAGE RATIO. The Borrower shall maintain as of the last day of each fiscal quarter ending during the periods set forth below, a Leverage Ratio of not more than the ratios set forth below:

PERIOD                                                          RATIO
- ------                                                        ----------
December 31, 2000...........................................   1.50:1.00
March 31, 2001 through December 31, 2001....................  Not tested
March 31, 2002 through September 30, 2002...................   1.50:1.00
December 31, 2002 through September 30, 2003................   1.25:1.00
December 31, 2003 and thereafter............................   1.00:1.00

           (b) FIXED CHARGE COVERAGE RATIO. The Borrower shall maintain as of the last day of each fiscal quarter ending during the periods set forth below, a Fixed Charge Coverage Ratio of not less than the ratios set forth below:

PERIOD                                                          RATIO
- ------                                                        ----------
December 31, 2000...........................................   1.20:1.00
March 31, 2001 through December 31, 2001....................  Not tested
March 31, 2002 and thereafter...............................   1.20:1.00

           (c)  MINIMUM EBITDA.

               (i) EBITDA for each period of the Borrower set forth below shall not be less than the amounts set forth below:

PERIOD                                                          AMOUNT
- ------                                                        -----------
12 months ended September 30, 2000 and December 31, 2000....  $15,000,000
3 months ending March 31, 2001..............................  $  (800,000)
6 months ending June 30, 2001...............................  $   600,000
9 months ending September 30, 2001..........................  $ 3,300,000
12 months ending December 31, 2001..........................  $ 8,500,000

               (ii) EBITDA for each four fiscal quarter period of the Borrower ending during the periods set forth below shall be not less than the amounts set forth below:

PERIOD                                                          AMOUNT
- ------                                                        -----------
March 31, 2002 through June 30, 2002........................  $18,000,000
September 30, 2002 through June 30, 2003....................  $21,600,000
September 30, 2003 through June 30, 2004....................  $25,900,000
September 30, 2004 through June 30, 2005....................  $31,100,000
September 30, 2005 and thereafter...........................  $37,300,000

        4. Section 8.5 of the Credit Agreement is amended by adding, at the end of each of paragraphs "(c)", "(d)" and "(e)" and immediately before the semi-colon or period, as the case may be, the phrase: "PROVIDED THAT THE BANK HAS GIVEN ITS PRIOR WRITTEN CONSENT THERETO".

    III.  WAIVERS

        1. Compliance with the provisions of Section 7.11(a) of the Credit Agreement is irrevocably waived with respect to the fiscal quarter ended on December 31, 2000.

        2. Compliance with the provisions of Section 7.11(b) of the Credit Agreement is irrevocably waived with respect to the fiscal quarter ended on December 31, 2000.

        3. Compliance with the provisions of Section 7.11(c) of the Credit Agreement is irrevocably waived with respect to the 12-month period ended on December 31, 2000.

    IV.  CONSENT

        The Bank hereby consents to a final payment, not in excess of $320,000, to be made by the Borrower with respect to the Borrower's acquisition of the Borrower's former independent sales representative in Australia and Singapore.

    V.  MISCELLANEOUS

        1. (a) The waiver provisions contained in Part III of this Amendment shall be deemed effective as of December 31, 2000, and (b) the remaining provisions of this Amendment shall be deemed effective as of the date of this Amendment, in each case upon receipt by the Bank of (i) counterparts of this Amendment, duly executed by the Borrower, (ii) payment by the Borrower of a $25,000 fee to the Bank, and (iii) payment of all of the Bank's reasonable expenses (including the reasonable fees and disbursements of Special Counsel) in connection herewith.

        2. (i) The Borrower hereby agrees to allow an independent management consulting firm (the "CONSULTANTS"), chosen by the Bank and reasonably acceptable to the Borrower (but which shall not be a competitor of the Borrower), to perform a review (the "REVIEW") of the Borrower's billing and collection procedures, the Review to begin as soon as feasible for all parties after the date hereof. The Borrower shall make all records pertaining to such billing and collection procedures available to the Consultants during normal business hours upon reasonable prior notice from the Bank or the Consultants to the Borrower. Failure by the Borrower to comply with the terms of this paragraph shall be deemed to be an immediate Event of Default.

        (ii) The Bank and the Borrower agree that the Consultants shall be required to enter into a nondisclosure and nonuse agreement with the Borrower with respect to confidential information of the Borrower received by the Consultants in the course of the Review. The Borrower hereby agrees to reimburse the Bank for all reasonable costs and expenses incurred in the course of the Review. The Bank and the Borrower acknowledge that they have received an initial cost estimate for the Review, which is in the range of $20,000-30,000. The Bank shall require the Consultants to provide the Bank with regular updates, no less often than weekly, as to the Consultants' progress, fees and expenses, and the Bank agrees to promptly share such information with the Borrower.

        3. The Bank and the Borrower acknowledge that the requirement, contained in Section III, paragraph 2 of Amendment No. 1, with respect to an Amended and Restated Security Agreement and UCC-1 financing statements, has not been satisfied, however, such failure shall not be deemed an Event of Default, and the Bank irrevocably waives all rights and remedies with respect to such non-satisfaction. The Borrower hereby agrees to execute and deliver to the Bank within ten (10) days after the date hereof (i) an Amended and Restated Security Agreement, providing for a first priority security interest to be held by the Bank in all accounts receivable of the Borrower, and (ii) UCC-1 financing statements and such other documents as the Bank shall reasonably require in order to perfect its security interest in such accounts receivable. Any failure of the Borrower to comply with the provisions of the immediately preceding sentence shall be an Event of Default under the Credit Agreement.

        4. In order to induce the Bank to execute this Amendment, the Borrower hereby (i) certifies that, immediately after giving effect to this Amendment, all representations and warranties contained in the Credit Agreement are true and correct in all material respects as of the date hereof, as modified by an amended and restated Schedule 4.12 as annexed hereto, and that, except for the events that are waived herein, no Default or Event of Default exists under the Credit Agreement, (ii) reaffirms and admits the validity and enforceability of the Loan Documents and its obligations thereunder, and (iii) agrees and admits that it has no valid defenses to or offsets against any of its obligations under the Loan Documents as of the date hereof.

        5. In all other respects, the Credit Agreement and the other Loan Documents shall remain in full force and effect, and no waiver contained herein with respect to any certain time period or any certain Section of the Credit Agreement shall be deemed to be a waiver with respect to any other time period or any other Section of the Credit Agreement.

        6. This Amendment may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute one agreement. It shall not be necessary in making proof of this Amendment to produce or account for more than one counterpart containing the signature of the party to be charged.

        7. This Amendment is being delivered in and is intended to be performed in the State of New York and shall be construed and is enforceable in accordance with, and shall be governed by, the internal laws of the State of New York without regard to principles of conflict of laws.

        8. This Amendment shall be subject to such conditions and limitations as are specified herein, and the rights of the parties under the Credit Agreement and the other Loan Documents shall be otherwise unaffected.

    IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first written above.

                                                       META GROUP, INC.

                                                       By:           /s/ JOHN A. PIONTKOWSKI
                                                            -----------------------------------------
                                                                       John A. Piontkowski
                                                                     CHIEF FINANCIAL OFFICER

                                                       THE BANK OF NEW YORK

                                                       By:              /s/ THOMAS M. RAU
                                                            -----------------------------------------
                                                                          Thomas M. Rau
                                                                          VICE PRESIDENT

    Supplement dated as of March 30, 2001 to Schedules to Credit Agreement, dated as of September 18, 2000, by and between META GROUP, INC., a Delaware corporation, and THE BANK OF NEW YORK, as amended by Amendment No. 1 and Waiver No.1, dated as of December 11, 2000, and Amendment No. 2 and Waiver No. 2, dated as of the date hereof.

    The information contained herein supplements the Schedules to the Credit Agreement that existed immediately prior to the date hereof. Capitalized terms used herein which are defined in the Credit Agreement shall have the meanings therein defined.

SCHEDULE 4.12

    The Borrower's Form 5500 filing for its tax-deferred employee 401(k) savings plan for the 1999 plan year did not include an auditor's report. The Form 5500 filing, therefore, may be deemed incomplete, and the Company would be subject to statutory penalties with respect to such incomplete filing.

    The merger of the Sentry 401(k) profit sharing plan into the Borrower's tax-deferred employee 401(k) savings plan, effective as of January 1, 2000, may have required filings with certain governmental agencies. The Company may be subject to statutory penalties with respect to any such failure to make certain filings.